Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 000-30495) on Form S-8 of First Ottawa Bancshares, Inc. of our report dated March 14, 2007, on our audits of the consolidated financial statements of First Ottawa Bancshares, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which report is included in this Annual Report on Form 10-K of First Ottawa Bancshares, Inc. for the year ended December 31, 2006.

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana
March 30, 2007